Exhibit 1.1(b)

chinadotcom Signs Agreement to Acquire
Leading Australian IT Professional Services Organization

Investment in EBITDA*-positive outsourcing company with deep Microsoft .NET expertise increases chinadotcom’s high quality, recurrent revenues and expands Australian market presence

[Hong Kong, January 02, 2003] CDC Australia, a wholly-owned subsidiary of chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com), a leading integrated enterprise solutions company in Asia, today announced that it has signed a definitive agreement to acquire a leading Australian IT professional services organization which provides outsourced application development, management and maintenance for its established client base consisting of mainly large enterprises and government agencies. The company has secured long-term contracts with a number of large “Partner Accounts” that provide it with long term, annuity-style income. It is expected that upon closing of the acquisition in early 1Q 2003, the company will provide a distribution platform for chinadotcom’s self-developed software products as well as the range of software solutions that chinadotcom currently delivers across the Asia Pacific region.

This Australian acquisition represents an opportunity for chinadotcom to continue its stated objective of moving its business towards more recurring revenue streams derived from large enterprises and Government relationships, as the target company has a long and successful track record of working with various Government departments and agencies in Australia. The company has built strong capabilities in the Microsoft and Oracle products space and is regarded by many as having one of the most established Microsoft .NET development capabilities in the Australian market.

chinadotcom notes that while CDC Australia has executed an acquisition agreement and expects to consummate the acquisition in Q1 2003, customary closing conditions do exist and there is no assurance that the transaction will be consummated. Further details of the transaction will be released shortly.

*Earnings before interest, tax, depreciation and amortization.

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About chinadotcom corporation
chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise solutions company offering technology, marketing and media services for companies throughout Asia, China, the US and the UK. With operations in 10 markets - - the companies under chinadotcom group have extensive experience in several industry groups including finance, travel and manufacturing, and in key business areas, including e-business strategy, packaged software implementation, precision marketing, and supply chain management. Also, chinadotcom leverages its alliances and partnerships to help drive innovative client solutions.

For more information about chinadotcom corporation, please visit www.corp.china.com.

Safe Harbor Statement
This press release includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on chinadotcom management’s current expectations and are subject to risks and uncertainties and changes in circumstances. All forward-looking statements included in this press release are based upon information available to chinadotcom as of the date of the press release, and it assumes no obligation to update or alter its forward looking statements whether as a result of new information, future events or otherwise. Further information on risks or other factors that could affect chinadotcom’s results of operations is detailed in its filings with the United States Securities and Exchange Commission, including the Annual Report for the year ended December 31, 2001 on Form 20-F filed on 11 June, 2002.

For further information, please contact:

Media Relations

Jane Cheng, Public Relations Manager
Tel	:	(852) 2961 2750
Fax	:	(852) 2571 0410
e-mail	:	jane.cheng@hk.china.com

Investor Relations

Craig Celek
Vice President, Investor Relations
1-212-661-2160
Fax: 1-973-591-9976
craig.celek@hk.china.com

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